Exhibit 2.5
FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

October 31, 2007

TO:	ERG Resources, L.L.C.

FROM:	CrossPoint Energy Holdings, LLC

SUBJ:
Purchase and Sale Agreement dated as of August 22, 2007, effective as of July 1, 2007, between CrossPoint Energy Holdings, LLC, a Texas limited liability company, and ERG Resources, L.L.C., a Texas limited liability company, or its assigns (as amended by the First, Second and Third Amendments and this Amendment, the “PSA”).

1.	All terms defined in the PSA have the same meaning when used herein.

2.	The Effective Date shown on the first page of the PSA and in the definition of “Effective Date” in Section 21 is changed to October 1, 2007.

3.	In Section 2.a of the PSA, “Sections 1.b., 1.c. and 1.d.” is changed to Sections 2.b., 2.c. and 2.d. and 2.e.”

4.	Clauses (d) and (f) of Section 2.d. of the PSA are deleted.

5.	The following provisions are added to the PSA as a new Section 2.e:

The Subject Interests include all rights, titles and interests of Seller under the TEPI Agreement, and are subject to all burdens, reservations and obligations, under the TEPI Agreement, including all leases and assignments earned pursuant to the TEPI Agreement. Included within Seller’s rights, titles and interests under the TEPI Agreement are all of Seller’s right, title and interest in and to the Seismic Data and Seller’s right, title and interest in the ownership and licensing of the Seismic Data pursuant to the TEPI Agreement.

6.	The Section of the PSA numbered “2.e.” prior to this Fourth Amendment is renumbered to Section 2.f.

7.	Section 3 of the PSA is amended to reduce the Purchase Price to Two Million One Hundred Fifty Thousand Dollars ($2,150,000).

8.	Section 3.c. of the PSA is amended to delete “, including the Seismic Data Contracts,” from the third line thereof.

9.	Section 19 of the PSA is amended to add the following at the end thereof:

Any public announcement or similar publicity is subject to the provisions of Article 8.9 of the TEPI Agreement.

10.	Section 21 of the PSA is amended to revise the definition of “Seismic Data,” to change the words “101 square miles” to “106 square miles.”

11.	Section 21 of the PSA is amended to revise the definition of “Subject Interests, ” “Subject Lands” and “Subject Leases” to change the reference to “Section 1” to “Section 2”.

12.	Section 21 of the PSA is amended to revise the definition of “Retained Assets” to delete subsection (a).

13.	Section 21 of the PSA is amended to delete the definition of “Seitel”.

14.	Section 21 of the PSA is amended to delete the definition of “Committed License Grant”.

15.	Section 22 of the PSA is deleted.

16.
All of the terms, conditions, provisions and covenants of the PSA, as amended by this Amendment, are incorporated herein by reference, and the PSA, as amended by this Amendment, shall continue in full force and effect in accordance with the terms thereof and hereof.

17.
This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same Amendment, and any of the parties to this Amendment may execute this Amendment by signing any of the counterparts. Copies of the execution copy of this Amendment with one or more signatures sent by facsimile transmission or as a “PDF” (portable document file) attached to an electronic mail message will be fully enforceable without a manually executed original.

EXECUTED AS OF THE DATE FIRST ABOVE STATED.

CROSSPOINT ENERGY HOLDINGS, LLC	ERG RESOURCES, L.L.C.

By: /s/ Daniel F. Collins	By: /s/ Scott Y. Wood
Daniel F. Collins, President	Scott Y. Wood, Manager